UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 8, 2016

NIMBLE STORAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36233	26-1418899
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

211 River Oaks Parkway San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-9600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2016, the Board of Directors (the “Board”) of Nimble Storage, Inc. (the “Company”) increased the size of the Board from eight to nine directors, and appointed Robert W. Kelly to fill the newly created directorship and become a member of the nominating and corporate governance committee of the Board. Mr. Kelly will serve as a Class I director and will stand for re-election at the 2017 Annual Meeting of the Stockholders.

Mr. Kelly is an IT veteran. Previously, Mr. Kelly served in a variety of senior and executive roles at Microsoft Corporation, including Corporate Vice President, M&A Strategy and Business Development for the Cloud and Enterprise Division, Corporate Vice President, Windows Azure Marketing and Corporate Vice President, Infrastructure Server Marketing.

There is no arrangement or understanding between Mr. Kelly and any other persons pursuant to which Mr. Kelly was elected as a director.

In connection with his appointment to the Board, Mr. Kelly was granted a number of restricted stock units (“RSUs”) worth $490,000, based on the greater of (i) the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the thirty (30) calendar days prior to the date of grant and (ii) $10.00, rounded to the nearest whole share. The RSUs will vest equally in 6-month increments over three years from December 10, 2016, for so long as Mr. Kelly serves as a director of the Company. The RSUs are subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and its related grant agreements. Mr. Kelly will also be eligible for additional grants under the Company’s Board compensation policy beginning in 2017.

In addition, Mr. Kelly has signed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 9, 2015.

On December 12, 2016, Mr. Ping Li, a Class II director of the Board notified the Company of his intent to resign from the Board and all committees thereto, effective immediately. Mr. Ping’s decision to resign was not as a result of any disagreement with the Company or its management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIMBLE STORAGE, INC.

Date: December 13, 2016	By:	/s/ Anup Singh
Anup Singh Chief Financial Officer